 GLOBALSTAR ANNOUNCES THIRD QUARTER 2017 RESULTS

Covington, LA, November 2, 2017 - Globalstar, Inc. (NYSE American: GSAT) today announced its financial results for the quarter ended September 30, 2017.

Jay Monroe, Chairman and Chief Executive Officer of Globalstar, commented, “Our core business continues to achieve significant financial growth as we expand our subscriber base and execute on opportunities to grow revenue. During the quarter, areas of our country were impacted by several natural disasters. As a satellite communications provider, we provide critical connectivity to individuals, businesses and governmental agencies during the aftermath of these types of tragedies when traditional cellular service is unavailable and disaster recovery efforts are underway. Also, in the near future we expect to deliver new and innovative products that will provide even more options for connectivity in our addressable markets.

This quarter, growth in our subscriber base and significant improvement in ARPU contributed to a 19% increase in total revenue. We recorded net income during the quarter due to a non-cash derivative gain resulting primarily from changes in our stock price. Importantly, Adjusted EBITDA increased 68% from the prior year quarter reflecting the operating leverage inherent in this business. Also, our successful common stock offering in October resulted in a significant improvement in our liquidity position. This raise satisfies a requirement from our recently amended senior debt facility and is expected to provide us with sufficient liquidity until at least December 2018. As expected, Thermo continued its financial support by participating in the offering and contributing nearly 40% of the net proceeds, in addition to the $33 million invested in June.

We also recently announced two major business development opportunities. We commenced commercial satellite service in Japan, an important market for our mobile satellite products and services, and announced a partnership with the University of Mississippi, where we will construct and operate a new Globalstar ground station as part of the school's new science, technology, engineering and math building. Both initiatives represent new and innovative ways we are expanding our MSS business.

Finally, on the regulatory front, we continue to make progress on our international plans to globally harmonize our 16.5 MHz of licensed 2.4 GHz spectrum for terrestrial services. We are engaged in substantive discussions with numerous international regulatory agencies, including several countries where we have filed applications, representing a combined population of over 800 million people. We are pleased with the positive reception to date and expect to receive our first international terrestrial authority approval in the near future. While not large from a population perspective, this imminent initial foreign approval has strong precedential value and we look forward to completing the end of this process in the coming weeks."

THIRD QUARTER FINANCIAL REVIEW

Revenue

Total revenue for the third quarter of 2017 increased by $4.9 million, or 19%, from the third quarter of 2016. This increase resulted primarily from higher service revenue driven by growth in ARPU and total subscribers. An increase in subscriber equipment sales revenue also contributed to this growth.

Service revenue increased $4.1 million, or 19%, in the third quarter of 2017 compared to the third quarter of 2016. The majority of this increase resulted from higher Duplex and SPOT service revenue, which increased $1.3 million and $1.6 million, respectively. Higher ARPU propelled this growth with Duplex and SPOT up 22% and 11%, respectively, from the prior year quarter. Changes to rate plans, impacting both new and legacy subscribers, continue to be the primary reason for a higher ARPU across the customer base. The increase from higher ARPU was offset partially by the decrease in average Duplex subscribers, which were down 6% on lower phone sales and activations. Conversely, average SPOT subscribers grew 5%. Also contributing to the increase in service revenue was a $0.7 million increase in revenue generated from engineering services performed under certain government contracts.

Subscriber equipment sales revenue increased $0.8 million, or 22%, due primarily to a significant volume of tracking units sold to support disaster recovery efforts following the recent hurricane activity during the third quarter 2017. Lower revenue generated from Duplex hardware sales partially offset this increase as we manage our remaining phone inventory prior to the introduction of a second-generation device.

Loss from Operations

Loss from operations decreased $4.0 million, or 27%, from $14.8 million in the third quarter of 2016 to $10.8 million in the third quarter of 2017 due primarily to a $4.9 million increase in total revenue, for the reasons discussed above. Higher operating expenses partially offset this increase due primarily to an 11% increase in cost of services resulting from the additional cost to support our second-generation ground network. The cost of subscriber equipment sales also increased from the prior year quarter in-line with higher equipment revenue as discussed above. These increases were offset partially by a 5% decrease in management, general and administrative (MG&A) costs.

Net Income (Loss)

Net income (loss) fluctuated from a loss of $2.6 million in the third quarter of 2016 to income of $52.4 million in the third quarter of 2017. The primary reason for this change was a higher non-cash derivative gain, up from $11.0 million in the third quarter of 2016 to $78.8 million in the third quarter of 2017. The gain recorded during the third quarter of 2017 resulted from variations in several valuation inputs, including the decline in the Company's stock price from June 30, 2017 to September 30, 2017. The impact from the higher derivative gain was offset partially by other non-cash items, including a gain on equity issuance and tax benefit recorded during the third quarter of 2016.

Adjusted EBITDA

Adjusted EBITDA increased 68% to $9.9 million during the third quarter of 2017 driven primarily by a $4.9 million, or 19%, increase in total revenue, offset partially by a $1.0 million increase in total operating expenses (excluding EBITDA adjustments). The increase in operating expenses during the third quarter of 2017 resulted from higher cost of services and cost of subscriber equipment sales, offset partially by lower MG&A expenses. Nearly the entire increase in cost of services was due to higher support costs of $0.9 million related to our recently upgraded second-generation ground network.

CONFERENCE CALL
The Company will conduct an investor conference call on November 2, 2017 at 5:00 p.m. ET to discuss its third quarter 2017 financial results.

Details are as follows:
Conference Call:
5:00 p.m. ET
Investors and the media are encouraged to listen to the call through the Investor Relations section of the Company's website at www.globalstar.com/investors. If you would like to participate in the live question and answer session following the Company's conference call, please dial 1 (800) 708-4539 (US and Canada), 1 (847) 619-6396 (International) and use the participant pass code 45791188.

Audio Replay:
A replay of the earnings call will be available for a limited time and can be heard after 7:30 p.m. ET on November 2, 2017. Dial: 1 (888) 843-7419 (US and Canada), 1 (630) 652-3042 (International) and pass code 4579 1188#.

About Globalstar, Inc.
Globalstar is a leading provider of mobile satellite voice and data services. Customers around the world in industries such as government, emergency management, marine, logging, oil & gas and outdoor recreation rely on Globalstar to conduct business smarter and faster, maintain peace of mind and access emergency personnel. Globalstar data solutions are ideal for various asset and personal tracking, data monitoring, SCADA and IoT applications. The Company's products include mobile and fixed satellite telephones, the innovative Sat-Fi satellite hotspot, Simplex and Duplex satellite data modems, tracking devices and flexible service packages.

Note that all SPOT products described in this press release are the products of SPOT LLC, a subsidiary of Globalstar, which is not affiliated in any manner with Spot Image of Toulouse, France or Spot Image Corporation of Chantilly, Virginia.

For more information, visit www.globalstar.com.

Investor contact information:
Kyle Pickens
kyle.pickens@globalstar.com

Safe Harbor Language for Globalstar Releases
This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Forward-looking statements, such as the statements regarding our expectations with respect to actions by communications regulators, future increases in our revenue and profitability and other statements contained in this release regarding matters that are not historical facts, involve predictions. Any forward-looking statements made in this press release are believed to be accurate as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements. Additional information on factors that could influence our financial results is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

GLOBALSTAR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,
	2017	2016
Revenue:
Service revenues	$26,069	$21,952
Subscriber equipment sales	4,389	3,592
Total revenue	30,458	25,544
Operating expenses:
Cost of services (exclusive of depreciation, amortization, and accretion shown separately below)	9,315	8,373
Cost of subscriber equipment sales	2,905	2,411
Marketing, general and administrative	9,616	10,077
Depreciation, amortization, and accretion	19,415	19,446
Total operating expenses	41,251	40,307
Loss from operations	(10,793)	(14,763)
Other income (expense):
Loss on extinguishment of debt	(6,306)	—
Gain on equity issuance	—	4,272
Interest income and expense, net of amounts capitalized	(8,954)	(8,866)
Derivative gain	78,840	10,982
Other	(314)	(505)
Total other income (expense)	63,266	5,883
Income (loss) before income taxes	52,473	(8,880)
Income tax expense (benefit)	67	(6,303)
Net income (loss)	$52,406	$(2,577)

Net income (loss) per common share:
Basic	$0.04	$0.00
Diluted	0.04	0.00
Weighted-average shares outstanding:
Basic	1,169,993	1,080,313
Diluted	1,345,905	1,080,313

GLOBALSTAR, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended
	September 30,
	2017	2016
Net income (loss)	$52,406	$(2,577)

Interest income and expense, net	8,954	8,866
Derivative gain	(78,840)	(10,982)
Income tax expense (benefit)	67	(6,303)
Depreciation, amortization, and accretion	19,415	19,446
EBITDA	2,002	8,450

Non-cash compensation	1,230	1,242
Foreign exchange and other	314	505
Loss on extinguishment of debt	6,306	—
Gain on equity issuance	—	(4,272)
Adjusted EBITDA (1)	$9,852	$5,925

(1)
EBITDA represents earnings before interest, income taxes, depreciation, amortization, accretion and derivative (gains)/losses. Adjusted EBITDA excludes non-cash compensation expense, reduction in the value of assets, foreign exchange (gains)/losses and certain other significant non-recurring charges as applicable. Management uses Adjusted EBITDA in order to manage the Company's business and to compare its results more closely to the results of its peers. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to GAAP measurements, such as net income/(loss). These terms, as defined by us, may not be comparable to similarly titled measures used by other companies.

The Company uses Adjusted EBITDA as a supplemental measurement of its operating performance. The Company believes it best reflects changes across time in the Company's performance, including the effects of pricing, cost control and other operational decisions. The Company's management uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget. The Company believes that Adjusted EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, Adjusted EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of income taxes, which are necessary elements of the Company's operations. Because Adjusted EBITDA does not account for these expenses, its utility as a measure of the Company's operating performance has material limitations. Because of these limitations, the Company's management does not view Adjusted EBITDA in isolation and also uses other measurements, such as revenues and operating profit, to measure operating performance.

GLOBALSTAR, INC.
SCHEDULE OF SELECTED OPERATING METRICS
(In thousands, except subscriber and ARPU data)
(Unaudited)

	Three Months Ended
	September 30,
	2017		2016
	Service	Equipment	Service	Equipment
Revenue
Duplex	$10,576	$777	$9,303	$1,125
SPOT	11,248	1,410	9,662	1,436
Simplex	2,903	2,192	2,294	832
IGO	260	54	238	175
Other	1,082	(44)	455	24
	$26,069	$4,389	$21,952	$3,592

Average Subscribers
Duplex	72,468		77,485
SPOT	289,265		276,384
Simplex	314,601		298,186
IGO	36,894		39,318

ARPU (1)
Duplex	$48.64		$40.02
SPOT	12.96		11.65
Simplex	3.08		2.56
IGO	2.35		2.02

(1)
Average monthly revenue per user (ARPU) measures service revenues per month divided by the average number of subscribers during that month. Average monthly revenue per user as so defined may not be similar to average monthly revenue per unit as defined by other companies in the Company's industry, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company's statement of operations. The Company believes that average monthly revenue per user provides useful information concerning the appeal of its rate plans and service offerings and its performance in attracting and retaining high value customers.